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Exhibit 99
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FOR IMMEDIATE RELEASE
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Dayville, Connecticut - June 23, 1997 -- United Natural Foods, Inc (NASDAQ:
UNFI) and Stow Mills, Inc., two leading natural products distributors, jointly announced today that they have entered into an agreement with respect to a merger in which the two companies will be combined. The Boards of Directors of each of United Natural Foods and Stow Mills approved the merger. On a combined basis, the Company will distribute in 46 states, including the Mid-West.

United Natural Foods will issue 5.0 million shares of Common Stock in the transaction, representing a transaction equity value of approximately $91.25 million, based upon United Natural Foods June 20, 1997 closing stock price of $18.25 per share. The combination has been structured as a tax-free transaction and is expected to be accounted for as a pooling of interests. The merger is expected to be completed by September 1997, subject to approval by shareholders of United Natural Foods and certain other conditions, including the termination of the waiting period under the Hart-Scott-Rodino Improvements Act of 1976.

United Natural Foods is one of only two national distributors of natural foods and related products in the United States. United Natural Foods currently serves more than 5,500 customers in 43 states, predominantly in the eastern, Rocky Mountain and Plains regions and western United States. United Natural Foods distributes more than 25,000 high-quality, national, regional and private label products spanning six categories including groceries and general merchandise, nutritional supplements, bulk and food service products, personal care items, perishables and frozen foods. For the twelve months ended April 30, 1997 United Natural Foods achieved record sales of $409 million.

Stow Mills, based in Chesterfield, New Hampshire, is a leading distributor of natural products in the Northeastern, Mid-Atlantic and Mid-western regions of the United States. Stow Mills distributes a line of over 12,000 natural products including groceries, vitamins and nutritional supplements, refrigerated foods, frozen foods, bulk foods and personal care items. For the fiscal year ended December 31, 1997 Stow Mills achieved sales of $208 million. Stow Mills' sales and operating income have increased in each of the last three fiscal years.

Norman Cloutier, Chairman and Chief Executive Officer of United Natural Foods, and Barclay McFadden and Richard Youngman, Chief Executive Officer and President, respectively, of Stow Mills, expressed their commitment to and enthusiasm for the combination of the two companies. Mr. Cloutier further stated, "The combination of the two companies broadens United Natural Foods' geographic base and market share by enabling United Natural Foods to expand its Mid-West operations and to better penetrate the Northeastern and Mid-Atlantic regions. In
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addition, the combined company will be able to provide an improved merchandise mix, marketing and customer service programs and distribution logistics. The merger with Stow Mills is a terrific complement to our organization and consistent with our strategy of increasing sales to existing and new customers within existing and new distribution territories. The geographic relationship as well as the similarities in merchandise mix and customer base and the experienced management team at Stow Mills make this combination a natural fit. We believe that our combined strengths enhance value for our shareholders and generate savings that will flow to our customers."

Mr. Cloutier also said, "The business combination is expected to be accretive to the earnings of United Natural Foods within the first fiscal year of combined operations, prior to the realization of any synergies. The transaction will also enhance United Natural Foods' capital strength and better positions the combined company for continuing future growth. I strongly believe the combined business will be positioned to capture substantial financial benefits associated with increased market share and geographic presence as well as the thoughtful integration of marketing and customer service programs, distribution logistics, purchasing strategies, systems integration and administrative functions."

As a result of the transaction, the operations of Stow Mills will be consolidated into the operations of United Natural Foods. Mr. Cloutier will continue as Chairman and Chief Executive Officer of United Natural Foods. Mr. Youngman will continue to operate Stow Mills on a day-to-day basis and report directly to Mr. Cloutier. Both Mr. Youngman and Mr. McFadden will be nominated to serve as members of the Board of Directors of United Natural Foods.

     FOR MORE INFORMATION ON UNITED NATURAL FOODS, INC., VIA FAX AT NO CHARGE, PLEASE DIAL 1-800-PRO-INFO AND ENTER THE COMPANY'S TICKER SYMBOL UNFI.

FOR ADDITIONAL INFORMATION CONTACT:

AT THE COMPANY:                    AT THE FINANCIAL RELATIONS BOARD:

Steven Townsend                 Laurie Berman           Lynn Sawyer-Landau
Chief Financial Officer         General Information     Analyst Information
(860) 779-2800                  (212) 661-8030          (212) 661-8030


This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended (copies of which are available upon request from the Company's investor relations department).
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